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                                                                 Exhibit (g)(22)
4900 Sears Tower
Chicago,, Illinois 60606
Telephone: 312-655-4400
Toll Free: 800-621-2302


Goldman Sachs Trust




October 1, 1999



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

        Re: Goldman Sachs Trust; additional portfolio under the Goldman Sachs Equity Portfolios, Inc. contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust (the "Fund") has established a new series of shares to be known as Goldman Sachs Large Cap Value Fund (the "Portfolio"). In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated April 6, 1990 between Goldman Sachs Equity Portfolios, Inc. and State Street Bank and Trust Company, as adopted by the Fund pursuant to that certain letter agreement dated as of September 27, 1999 (the "Contract"), the Fund hereby requests that you act as Custodian of the Portfolio under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

GOLDMAN SACHS TRUST


By:  /s/ John M. Perlowski
    ---------------------------------
Name: John M. Perlowski
Title: Treasurer



Agreed to this 7th day of October, 1999.

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Ronald E. Logue
    ---------------------------------
Name: Ronald E. Logue
Title: Vice Chairman